Exhibit 21.1

SunCoke Energy Partners, L.P.
Subsidiaries of the Registrant

Name    Registration
Haverhill Coke Company LLC    DE
-----Haverhill Cogeneration Company LLC    DE
Middletown Coke Company, LLC    DE
-----Middletown Cogeneration Company LLC    DE
SunCoke Energy Partners Finance Corp.    DE
SunCoke Logistics LLC    DE
-----SunCoke Lake Terminal LLC    DE
-----Kanawha River Terminals LLC    FL
----------Marigold Dock, Inc.    AL
----------Ceredo Liquid Terminal    FL